July 20, 2005

National Investment Managers Inc.
830 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to National Investment Managers Inc., a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the registration of:

(a)	4,914,700 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), owned by certain shareholders of the Company;

(b)
736,000 shares of Common Stock issuable upon the conversion by CAMOFI Master LDC (“CAMOFI”) of a secured convertible promissory note delivered by the Company in connection with a loan (the CAMOFI Note”), plus an additional 500,000 shares of Common Stock (“CAMOFI Default Shares”) issuable to CAMOFI if certain obligations under the CAMOFI Note are not met;

(c)	3,420,000 shares of Common Stock issuable upon the conversion of the Company’s Series A Convertible Preferred Stock issued by the Company in a private placement (the “Preferred Stock”);

(d)	420,853 shares of Common Stock issuable to holders of Preferred Stock for payment of dividends thereon; and

(e)	1,660,000 shares of Common Stock issuable upon the exercise of warrants issued in a private placement (the “Warrants”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation and By-Laws of the Company, as amended and as in effect on the date hereof; (iii) the CAMOFI Note; (iv) the Warrants; (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing; and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to as copies or facsimiles. As to any facts material to this opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)  The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued, and are fully paid and non-assessable.

(2)  The shares of Common Stock included in the Registration Statement to be issued upon the conversion of the CAMOFI Note and upon non-payment of the CAMOFI Note will be duly authorized and validly issued, and fully paid and non-assessable when the CAMOFI Note is duly converted in accordance with the terms thereof and/or when the CAMOFI Default Shares are issued, as the case may be.

(3)  The shares of Common Stock included in the Registration Statement to be issued upon the conversion of the Preferred Stock will be duly authorized and validly issued, and fully paid and non-assessable when the Preferred Stock is duly converted in accordance with the terms thereof.

(4)  The shares of Common Stock included in the Registration Statement to be issued as dividends on the Preferred Stock will be duly authorized and validly issued, and fully paid and non-assessable when such dividends are duly declared by the Board of Directors in accordance with the terms of the Preferred Stock.

(5)  The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with their terms.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Cohen Tauber Spievack & Wagner LLP
Cohen Tauber Spievack & Wagner LLP